EXHIBIT 99.1

FOR IMMEDIATE RELEASE

America’s Car-Mart, Inc. Amends and Restates Loan and Security Agreement

Bentonville, Arkansas (March 12, 2012) – America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced it has entered into an Amended and Restated Loan and Security Agreement (the “Agreement”) with a group of lenders effective March 9, 2012. The Agreement amends and restates the existing Loan and Security Agreement which the Company entered into in November 2010 and which was subsequently amended during 2011.  The Agreement includes an increase in total permitted borrowings of up to $125 million, up from $105 million and an extension of the due date to March 9, 2015. The Agreement also contains a $50 million accordion feature to allow for additional future borrowings, subject to lender approval and/or successful syndication. The Agreement also allows for additional share repurchases and sets new tiered pricing levels, the lowest of which is LIBOR + 2.5%.  At January 31, 2012, the end of the Company’s third fiscal quarter, there was approximately $21 million in additional availability under the previous agreement, as amended. The lending group includes Bank of America, N.A., as Administrative Agent, Lead Arranger and Book Manager ($50 million commitment, down from $52.5 million), BOKF, NA d/b/a Bank of Arkansas, ($35 million commitment, equal to the previous commitment), Commerce Bank ($15 million commitment, up from $11.67 million), First Tennessee Bank, N.A. ($15 million commitment, new lender) and Arvest Bank ($10 million commitment, up from $5.83 million).

“We continue to have what we believe to be one of the strongest balance sheets in our industry. Our debt to equity and debt to Finance Receivable ratios at January 31, 2012 (45.7% and 26.0%, respectively) are strong and a reflection of our focus on cash flows and customer success,” said Jeff Williams, America’s Car-Mart’s Chief Financial Officer. “This new agreement gives us room to continue to grow our company and to serve customers looking for quality vehicles, affordable payment terms and excellent service.”

About America's Car-Mart

America’s Car-Mart, founded in 1981, operates 112 automotive dealerships in nine states and is the largest publicly-held automotive retailer in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers.  The Company operates its dealerships primarily in small cities throughout the South-Central United States; selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

•	new dealership openings;
•	performance of new dealerships;
•	same store revenue growth;
•	annual growth of the number of dealerships; and
•	the Company’s business and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

•	the availability of credit facilities to support the Company’s business;
•	the Company’s ability to underwrite and collect its loans effectively;
•	competition;
•	availability of quality vehicles at prices that will be affordable to customers; and
•	general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:	William H. (“Hank”) Henderson, CEO (479) 464-9944 or Jeffrey A. Williams, CFO (479) 418-8021